Exhibit 10.16

Customized Chip Framework Supply Agreement

Contract No.: XMEOC20190101-001

This cooperation agreement is established by Xiamen Yixinyuan Semiconductor Technology Co., Ltd., a company established in accordance with the laws of China, and its registered address is located at Unit 402, No. 1736 Gangzhong Road, Xiamen Area, China (Fujian) Pilot Free Trade Zone (hereinafter referred to as the “Supplier”), and Shenzhen Xinsheng Technology Co., Ltd., a company established under the laws of China, with its registered address at 7A, 7th Floor, Nanhang Building, North District, High-tech Park, Nanshan District, Shenzhen (hereinafter referred to as “the buyer”) . Signed and entered into force on January 1, 2019, and the cooperation period is five years from the effective date.

This framework cooperation agreement is based on the provisions of the “Contract Law of the People’s Republic of China” and relevant laws and regulations, through friendly negotiation, and the cooperation terms are as follows:

1. Content of cooperation

The supplier hereby customizes the production of chip products for the buyer in accordance with the provisions of this cooperation agreement. Unless otherwise stipulated in this cooperation agreement, the buyer is completely independent to sell the chip products supplied by the supplier.

2. Cooperation Mode

The two parties jointly customize products. During the cooperation period, the cooperation model agreed by both parties is the Buy-and-resell model, that is, after the two parties agree on the selling price of the supplier to the buyer, the buyer decides the selling price for resell to the customer.

3. Responsibilities of the buyer

The buyer should strive to promote the sales of products; provide publicity for customized products, and continue to provide products and services to meet customer needs.

4. Responsibilities of Suppliers

(1) The supplier shall produce, sell and supply products in accordance with the stipulations of this cooperation agreement and in accordance with the orders issued by the purchaser/designated customer.

(2) Any discontinuation and/or change of the product, including but not limited to product update, function addition or reduction, other improvements, research and development of new models and similar products, production and raw materials, raw material sources, origin, model, type, manufacturing process are collectively referred to as “changes in product specifications”. The supplier shall confirm with the purchaser in writing six months before the production stop/three months before the change, and can only execute it after obtaining the explicit instructions of the purchaser.

(3) For customized products, the supplier shall provide a one-year free warranty for the product from the time the product is delivered to the designated customer (if individual customers have agreed on a longer warranty period for the buyer, with the written consent of the supplier, the product can be guaranteed according to the customer requirements to increase the warranty period). However, if the product has hidden defects that are not found within the warranty period, the supplier shall immediately analyze the defective product after feedback from the buyer or the buyer’s customer. After the supplier confirms that the product is defective, it shall return and exchange the defective product in a timely manner without affecting the rights and interests of the buyer.

(4) Protection of the rights and interests of the buyer:

For chip products customized by the buyer, the supplier has no right to sell any third party other than the buyer.

5. Order

(1) All kinds of demand estimates, orders, proposals and other transactions put forward by the demander to the supplier at any time shall be made in writing. The supplier shall reply to the buyer in the same written form within two working days after the delivery of the demand estimate, order and proposal of the buyer, whether to accept or not. The supplier’s written response shall prevail. If the supplier fails to deliver the products to the buyer’s warehouse on time, which causes the buyer to delay delivery to the buyer/designated customer, the supplier shall issue a written explanation and explain to the buyer. However, if the above events occur due to factors attributable to the purchaser, the purchaser shall bear its own part of the responsibility.

(2) Before the supplier’s products have not been shipped to the buyer, the buyer may notify the supplier in writing to change or cancel the order for the products customized by the supplier for the buyer. The relevant restrictions are as follows:

1. Within 7 days before the supplier’s original delivery date: the buyer’s request for the supplier to change the delivery time requires the supplier’s consent.

2. Within the period from 8 days to 15 days before the supplier’s original delivery date: the buyer may request the supplier to postpone the delivery time.

3. When the buyer intends to cancel the order, the supplier will not accept the cancelled order due to the special customized products of the buyer.

The direct or indirect loss to the supplier caused by the change or cancellation of the order by the purchaser shall be borne by the purchaser.

(3) Minimum order quantity

The buyer customizes the wafer bare chip packaged chip products, and each order is not less than one product model original wafer (Wafer) (the wafer size and the number of die chips corresponding to each model are shown in the attachment [1] ]), due to the particularity of the bare wafers, the number of finished products for each wafer test is determined by the specific test results at the time of delivery, (the flat rate is ≤1.5%), and the payment amount will be refunded and made up.

6. Delivery

(1) The delivery conditions of this product are: Domestic freight to the place designated by the buyer. If there are other delivery conditions, the two parties will negotiate separately.

(2) The delivery time shall be separately agreed by both parties in each order, and shall be delivered in the following ways:

1. According to the agreed delivery time, it will be delivered to the designated place agreed in the order.

2. Unless otherwise agreed by both parties, the shipping packaging should be in accordance with the shipping packaging standards required by the buyer.

3. Unless otherwise agreed by both parties, the interval between the manufacture date and the delivery date of each product delivered by the supplier shall not exceed one year.

4. The supplier should clearly know the content of the specifications of the buyer’s products before accepting the buyer’s order.

(3) The transportation, loading and unloading costs and transportation insurance of products in China shall be borne by the supplier. For example, the FOB Hong Kong supplier shall bear the customs declaration fee and customs declaration fee, and the supplier shall only bear the cost of the goods in Hong Kong entering the delivery place designated by the buyer. (In addition to shipping, do not pay any other fees, such as warehousing fees, etc.). The buyer agrees not to consider the supplier’s breach of contract if the loss of the product in transit is caused by the carrier’s problem and the supplier delays delivery. The supplier is responsible for the loss recovery in such cases, and the supplier is obliged to make up the products to the buyer as soon as possible.

(4) The purchaser shall, within [seven] days after receiving the products delivered by the supplier, check the quantity and outer packaging of the products, and inform the supplier of the acceptance results. If the purchaser overdue the acceptance inspection or notified the acceptance result overdue, it is deemed that the purchaser has no objection to the supplier’s product quantity and outer packaging.

(5) Special agreement

Since the number of finished products of each die in the form of wafer die package is not equal, the supplier will notify the demander in writing after the actual delivery if it cannot be delivered according to the corresponding quantity of the order. Delivery quantity, the corresponding amount difference (calculated according to the order unit price) will be directly deducted from the corresponding amount in the next order. And on the 25th to 28th of each month, the reconciliation date with the buyer will be made. Failure to reconcile with the supplier within the time limit shall be deemed to have accepted the reconciliation notice from the supplier.

7. Payment

(1) The supplier only accepts: payment upon delivery.

(2) At any time, under any cooperation mode, if the supplier intends to increase the price of the product, the supplier shall notify the purchaser in writing 90 days before the change, which shall take effect, but shall not affect the quotation and the reply that the purchaser has provided to the customer. Customer’s order (the buyer is obliged to show the relevant certificate to the supplier).

8. Price Protection

Due to market or promotional factors, the supplier may notify the purchaser in writing at any time to lower the price of customized products from a specific date, and the purchaser may decide whether to adjust the market price at its own discretion after receiving the written notification from the supplier.

9. Inventory return and exchange processing

If the order issued by the buyer’s customer takes effect, if there is a dispute over intellectual property rights or product defects, defects or other rights or items, or when a dispute occurs, the supplier shall bear the corresponding losses, but the The party shall provide the supplier with necessary assistance to reduce or control the expansion of losses. Other matters not mentioned above shall be handled by the buyer.

10. Guarantee

(1) The supplier shall provide the chip products according to the specifications of the ordering party, and the supplier guarantees that the products provided to the buyer fully comply with the order and the specifications of the buyer. The supplier guarantees that the manufacturing and testing process of the ordered object is complete, reasonable, legal, and completed in accordance with the standard manufacturing testing and inspection process, and there is no product defect.

(2) The supplier guarantees that the customized products provided to the buyer, including but not limited to its production process, semi-finished products, packaging, etc., comply with any relevant laws and administrative regulations

(Including but not limited to the laws and regulations of the place of manufacture and the place of purchase, environmental protection regulations, regulations on the restriction of hazardous substances, etc.).

11. Intellectual Property Rights

(1) The supplier guarantees that any products provided to the buyer, including but not limited to its production process, semi-finished products, packaging, etc., have obtained the full power (including but not limited to intellectual property rights) of the supplier to fully perform the contract. Guarantee that the supplier is the only intellectual property right holder of the customized products, and has legal and valid intellectual property rights or has obtained authorization/reauthorization from the right holder to fully perform this cooperation agreement. Based on the above rights, the supplier is legally authorized and has Within the scope of fulfilling the purpose of this cooperation agreement, the purchaser and the purchaser’s customers are authorized to complete the right to sell and use customized products. This right is not subject to any restrictions and has the ability to fully perform this cooperation agreement.

(2) When the buyer or the client of the buyer is claimed by a third party to infringe intellectual property rights due to the sale of this product or is involved in litigation/arbitration/other administrative claims, the buyer should notify the supplier, and the supplier will actively assist the buyer and provide for the needs of the buyer. The buyer and the buyer of the buyer are excluded from the infringement. If the buyer or the buyer of the buyer suffers any damage, the supplier shall be fully liable for damages(including but not limited to compensation for litigation fees, attorney fees, investigation fees, settlement money, authorization fees, etc.). For customized products that are likely to infringe, if the customer of the purchaser requests to return the product or refuses to accept the product or the purchaser evaluates that it may cause other damages, the purchaser has the right to claim the product to the supplier for return, or/and terminate or cancel the corresponding order.

12. Trademark use

The buyer may only use the buyer’s registered or unregistered trademarks, trade names, emblems, logos or other exclusive signs for product-related sales, and the supplier shall not use the buyer’s trademarks for other purposes.

13. Confidentiality obligations

Neither party shall disclose or provide to a third party all confidential data, documents or items that it knows/obtains from the other party due to the performance of this cooperation agreement, or uses it for purposes other than those stipulated in this cooperation agreement.

The party that violates the provisions of this article shall bear various civil and criminal responsibilities for leaking secrets in accordance with the law, and compensate the other party for the damages caused thereby. The confidentiality obligations in this article remain valid after the expiration or termination of this cooperation agreement.

14. Terms of Breach

Either party shall compensate the other party for any loss caused to the other party (such as property damage or personal injury, as well as various direct or indirect damages, or possible claims for damages to a third party) due to violation of this cooperation agreement. The losses suffered due to such breach of contract and the expenses incurred by the other party to realize the claims (including but not limited to the litigation fees, attorney fees, assessment fees, notary fees, auction fees, execution fees, etc.)

15. Validity period of the cooperation agreement

This cooperation agreement will come into effect on the date of signing by both parties and will expire on January 1, 2024. If either party fails to express its intention not to renew the contract 90 days before the expiration of this cooperation agreement, this cooperation agreement will be automatically renewed for one year, and the same will be true when it expires again.

16. Termination clause

(1) Arbitrary termination

Either party may notify the other party 90 days in advance to terminate this cooperation agreement in advance.

(2) Termination of breach of contract

When either party to this cooperation agreement violates this cooperation agreement, the other party signs a reasonable period (not less than 30 days) to urge the defaulting party to improve. If the defaulting party does not improve or cannot improve, the other party may terminate this contract.

17. Other general provisions

(1) Both parties guarantee that they have obtained the complete ability to sign this cooperation agreement. After the signing of this cooperation agreement, all purchases of customized products by the buyer from the supplier, as well as the conditions listed in the product order of the buyer, are all applicable to the provisions of this cooperation agreement.

(2) The rights and obligations of both parties are implemented in accordance with the relevant terms of this cooperation agreement, and the two parties will not form a joint venture, joint venture, partnership, employment or other legal relationship.

(3) Applicable law and competent court: Matters not covered in this cooperation agreement and the interpretation of the cooperation agreement shall be handled in accordance with the relevant laws of the People’s Republic of China. Both parties agree that any disputes and lawsuits arising from this cooperation agreement can be submitted to Fuzhou Intermediate The people’s court filed a lawsuit.

(4) The title and terminology of the terms of this cooperation agreement are only to facilitate the two parties to reach an agreement in this cooperation agreement. The interpretation of this cooperation agreement shall be based on the substantial rights and obligations of the two parties in this cooperation agreement.

(5) Notice and Delivery: Any notice or other communication stipulated in this Agreement shall be delivered by the notifier in person or by fax (the original must be delivered to the other party by registered mail or express delivery), or by registered mail or express delivery. to the addresses specified in this Agreement by the parties.

Notices or other communications shall be deemed received when:

1. If it is delivered in person, it shall be deemed delivered when it is delivered to the address specified in the preceding paragraph;

2. If sent by fax, the full text shall be deemed to have been delivered when it is clearly received;

3. If it is sent by registered mail or express delivery, it shall be deemed to have been delivered on the next day after the date recorded in the mailing slip kept by the sender.

(6) Transfer of rights and obligations: The rights and interests in this cooperation agreement and the cooperation agreement shall not be transferred or assigned without the prior written consent of the other party. However, the rights and obligations shall continue to be valid for the heirs, successors, surviving companies and newly established companies of any party to this cooperation agreement.

(7) Number of copies of the cooperation agreement: The original copy of this cooperation agreement is in two copies, and each party holds one copy as proof.

Supplier: Xiamen Yixinyuan Semiconductor Technology Co., Ltd.

Name of legal representative: Jinghu Li

Taxpayer identification number: 91350200MA345K729c

Contact address: Unit 402, No. 1736 Gangzhong Road, Xiamen Area, North District, China (Fujian) Pilot Free Trade Zone

Fax: 0086-591-88048582

Buyer: Shenzhen Xinsheng Technology Co., Ltd.

Name of legal representative: Xiaobin Zhan

Taxpayer identification 91440300MA5DR6KY7F

Contact address: 7A, 7th Floor, Nanhang Building, High-tech Park, Nanshan District, Shenzhen

Fax: 0755-86250155

January 1, 2019

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